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Exhibit 23.1

[KPMG LLP consent]

Independent Auditors' Consent

The Board of Directors
1-800 CONTACTS, INC.

        We consent to the use of our report dated February 27, 2004 with respect to the consolidated balance sheets of 1-800 CONTACTS, INC. and subsidiaries as of December 28, 2002 and January 3, 2004, and the related consolidated statements of operations, shareholders' equity and comprehensive income (loss), and cash flows for the fiscal years then ended included in the Company's Annual Report on Form 10-K for the fiscal year ended January 3, 2004 and incorporated by reference herein and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Salt Lake City, Utah
May 21, 2004

E-4

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  Exhibit 23.1